Exhibit 99.1

CTG

Q3 2014 Earnings Conference Call

Jim Culligan

Thank you,             , and good morning everyone. We certainly appreciate your time and your interest in CTG. On the call today, we have CTG’s Non-executive Chairman, Daniel Sullivan, Interim Chief Executive Officer, Brendan Harrington and Treasurer, John Laubacker. Dan will provide some opening remarks and Brendan and John are going to review the results for the third quarter of 2014 and then update you on the Company’s strategy and outlook. We’ll follow with an opportunity for Q&A. If you don’t have the news release discussing our financial results, you can access it at the Company’s website at www.ctg.com.

Before we begin, I want to mention that statements in the course of this conference call that state the Company’s or management’s intentions, hopes, beliefs, expectations, and predictions for the future are forward-looking statements. It’s important to note that the Company’s actual results could differ materially from those projected. These forward looking statements are based on information as of this date. The Company assumes no obligation to update these statements based on information from and after the date of this conference call. Additional information concerning factors that could cause actual results to differ from those in the forward-looking statements is contained in our earnings release as well as in the Company’s SEC filings. You can find these at our website, or the SEC’s website at www.sec.gov. Please review our forward-looking statements in conjunction with these precautionary factors. With that, I’d like to turn it over to Dan to begin the discussion.

DAN SULLIVAN

Good morning ladies and gentlemen, this is Dan Sullivan, non-executive Chairman of the Board of CTG. Before we turn this call over to Brendan to discuss our Q3 financial results, I would like to take a moment to say a few words about Jim Boldt, CTG’s Chairman and CEO, whom, as I am sure you all know passed away unexpectedly on Monday, October 13.

Exhibit 99.1

I had worked with Jim as a Director or CTG since 2002. More than just a fellow Director, Jim was a friend and trusted colleague always willing to discuss the business of CTG or otherwise, finance, information technology and a host of other topics. He was an interesting, very intelligent man.

Jim had the vision of where to guide CTG, following some very difficult times for the technology industry, namely Y2K and the crash of the dot.com market. After being named CEO in 2001, Jim implemented a strategy that was founded on CTG’s core competencies, which included the higher growth vertical markets with which you are familiar – with the greatest emphasis on healthcare. Largely because of Jim’s direction and perseverance, CTG became a leader in healthcare IT while becoming financially strong.

Jim had extraordinary business acumen and a brilliant financial mind. He was a strong leader, of high integrity, and greatly respected by the people of CTG, our customers as well as everyone in the local and national business communities with whom he came in contact.

The entire CTG family will miss Jim greatly, but honor him by doing all we can to move his vision of CTG forward.

Our succession plan dictated the elevation of our CFO, Brendan Harrington to interim CEO until we complete a search for the CEO position. Brendan has done a fine job leading CTG’s very sound financial and administrative functions as well as assisting Jim with investor and analyst relations. Brendan is totally committed to this interim role and we are lucky to have someone of his experience. I look forward to working with Brendan over the next few months as we continue to shape CTG strategy and improve results.

I will say as well that we have an excellent team of exceptional senior executives that currently lead our several lines of business in the US and Europe. They too are duty bound to CTG and I do not expect us to skip a beat in the day to day sales and operation of our company.

The Board has formed a search committee and retained Heidrick & Struggles to guide that effort. I am encouraged that Heidrick & Struggles already have some good ideas. The search will include qualified internal candidates as well. I will be meeting personally with Heidrick & Struggles this week. I don’t have much more to add now about the process but am confident that we will do a thorough job of quickly filling the CEO position.

Exhibit 99.1

Thank you for your attention this morning. I would like to now turn the call over to Brendan.

BRENDAN HARRINGTON

Thanks Dan and good morning everyone, this is Brendan Harrington. I want to thank you for joining us this morning for our third quarter earnings conference call. As you have seen in our news release, revenue and earnings per share for the third quarter were at the mid-point of our guidance provided in our second quarter earnings release.

In aggregate, our revenue declined 4% in the 2014 third quarter. Revenue from our solutions business, which represented 36% of our total revenue, decreased by 11%. The decline in our solutions business came from our healthcare vertical where we had more EMR projects ending than starting.

We started the third quarter of 2014 with 12 active EMR projects. During the quarter, there were no projects that started and five projects that were completed. Therefore, at the end of the third quarter, we had 7 active EMR projects.

As noted, we continue to believe that our EMR business will be constrained. While we have seen some EMR projects start earlier this year, more large hospitals are attempting to staff the project with their own resources. Often, these organizations realize that they do need outside consultants in many of the key positions. As a consequence, we are getting more requirements to provide experienced resources to support EMR projects on a staffing basis rather than through an RFP.

While the demand for large scale EMR support has declined, there is increasing demand in the healthcare market for external assistance in other areas where CTG has offerings to support these changing client needs. We have recently seen an increase in the number of RFPs we are receiving for outsourcing the management of healthcare applications. In the current tight provider spending environment, application management outsourcing is a good opportunity for us as it creates significant, immediate savings for hospitals without requiring them to make a large financial investment. We have a solid reputation in this area and these engagements are typically for multiple years, providing an annuity-like revenue stream. We are also starting to see increased market demand for healthcare IT and business consulting support, particularly in areas affected by healthcare reform.

Exhibit 99.1

As we noted on our last call, we initiated a big data analytics project in the second quarter. That project started in April and will run until year end 2014. For the third quarter, as expected, our data analytics solutions added $1.9 million to our revenue and approximately $.06 to our third quarter earnings per share.

Having covered healthcare, I would also like to talk about the other three vertical markets on which we focus. Our revenue from the technology service provider market, which is all lower margin staffing business, increased in the third quarter of 2014. We saw an increase in demand from our largest customer’s current need for external IT resources in the quarter. Our financial services vertical had another good quarter with most of the revenue gain coming from our European operations. Our energy business revenue decreased when compared to the third quarter of 2013.

Turning to our staffing business, revenue increased by 1% compared with the third quarter of 2013 as we saw a pick-up in demand in the US. I would like to briefly address IBM’s announcement yesterday of the sale of their semiconductor unit which is a subset of the Systems and Technology Group. We expect the sale would have a minimal impact on our business as we have fewer than 10 people currently associated with the semiconductor unit. We would also expect that there may be an opportunity to transition these people and to work with Global Foundries upon the closing of the transaction.

I am going to talk more about our expectations for the fourth quarter and the full year but I am going to ask John to review our financial results. John.

JOHN LAUBACKER

Thanks Brendan. Good morning everyone.

For the 2014 third quarter, CTG’s revenue was $96.8 million, a decrease of $3.9 million or 3.9 percent compared with the 2013 third quarter. The decrease was mostly due to lower revenue in our healthcare solutions business. The 2014 third quarter had 63 billing days, the same as the 2013 third quarter.

Exhibit 99.1

Solutions revenue in the 2014 third quarter totaled $35.3 million, a decrease of $4.6 million or 11.4 percent compared with the 2013 third quarter. This decline was primarily due to lower revenue from electronic medical record projects, which was partially offset by additional revenue from a data analytics project which began in the 2014 second quarter and is scheduled to be completed in the 2014 fourth quarter. As a percentage of total revenue, solutions revenue was 36 percent in the third quarter as compared with 40 percent a year ago. Revenue from electronic medical record projects in the third quarter was $8.1 million, a decrease of $6.8 million or 46 percent. Staffing revenue in the quarter increased $630,000, or 1.0 percent, to $61.5 million.

In the vertical markets on which we primarily focus, revenue as a percentage of total company revenue in the 2014 third quarter as compared with the 2013 third quarter was as follows: Healthcare decreased to 27.0 percent from 31.4 percent, technology service providers increased to 29.3 percent from 26.7 percent, financial services increased to 7.8 percent from 6.7 percent, energy decreased to 5.9 percent from 6.2 percent, while general markets increased to 30.0 percent from 29.0 percent.

2014 third quarter revenue from IBM, our largest customer, was $25.1 million compared with $23.0 million in 2013 third quarter. As a percent of total revenue, revenue from IBM increased to 26.0 percent in the 2014 third quarter compared with 22.9 percent of total revenue in the 2013 third quarter.

Revenue from our European operations was $18.3 million, a 0.6 percent increase from the $18.2 million recorded in last year’s third quarter. The effect of foreign currency fluctuations during the 2014 third quarter increased revenue by approximately $100,000. On a local currency basis, our European revenue was flat compared with the 2013 third quarter.

Direct costs as a percentage of revenue were 80.3 percent in the third quarter compared with 79.0 percent in the 2013 third quarter. Medical expenses for the quarter were approximately in line with the estimate we used in the updated quarterly and annual guidance we provided in July 2014. SG&A expenses decreased approximately $663,000 from the 2013 third quarter primarily as a result of fewer non-billable personnel and lower incentive compensation expenses.

Exhibit 99.1

The billable travel expenses included in the 2014 third quarter revenue and direct costs balances totaled $1.9 million, while the billable travel expenses for the 2013 third quarter totaled $2.8 million.

Third quarter operating income was $4.6 million, a decrease of approximately $1.5 million or 24.5 percent year-over-year. The operating margin in the third quarter was 4.7 percent of revenue, 130 basis points lower than the 2013 third quarter. The primary item that impacted operating income in the quarter was the negative leverage from lower electronic medical records revenue, which was partially offset by lower SG&A expenses.

Net income in the third quarter was $2.7 million, a decrease of $1.1 million, or 29.4 percent, compared with the 2013 third quarter. On a per diluted share basis, net income was 17 cents for the quarter, a six cent decrease compared with the 2013 third quarter. The decrease in the earnings per share is due to the lower electronic medical records revenue, and a higher income tax rate in the 2014 third quarter.

The tax rate for the third quarter was 39.9 percent compared with 35.2 percent in the 2013 third quarter. Last year’s third quarter benefitted from the reversal of certain tax reserves and the recognition of certain federal tax credits. The federal tax credits were not recognized in the 2014 third quarter as the legislation to extend these tax credits into 2014 has not yet been passed. We expect the tax rate in the 2014 fourth quarter to be between 33 and 35 percent as we expect the legislation necessary to extend these tax credits to be passed before the end of 2014. The projected tax rate for the 2014 full year is between 38 and 40 percent. The tax rate for the 2013 full year was 35.6 percent.

Both the 2014 and 2013 third quarter results include equity compensation expense of approximately $0.03 per diluted share, net of tax.

Exhibit 99.1

Our headcount at the end of the third quarter was 3,900, 100 people more than at the end of the trailing 2014 second quarter and 100 more than at the end of the 2013 third quarter. The increase in headcount from the end of June this year relates to an increase in requirements from several clients in our staffing business. Of the 3,900 employees at the end of 2014 third quarter, 92 percent were billable resources.

As part of adopting the requirements of the Patient Protection and Affordable Care Act beginning in 2015, we are in the process of offering compliant healthcare coverage to our hourly employees. Although it is difficult to estimate the financial impact of this coverage, our intention is to pass the additional costs on to the customers where our hourly employees who elect this coverage are engaged.

At the end of the third quarter we had $28.3 million of cash and no debt and on the balance sheet, compared with $31.5 million of cash and no debt at the end of 2013 third quarter. Both the 2014 and 2013 third quarters ended on U. S. biweekly payroll date.

Our days sales outstanding were 67 days at the end of third quarter compared with 68 days at the end of 2013 third quarter. The decrease in DSO was due to the timing of cash proceeds received at the end of the comparative quarters. Our cash used in operations in the third quarter was approximately $2.4 million as compared with cash provided from operations of approximately $3.0 million in the 2013 third quarter, with the difference year-over-year primarily attributable to lower net income in 2014 and changes in working capital. In the third quarter, we incurred $735,000 in capital expenditures and recorded depreciation expense of $680,000.

Finally, we did not repurchase any shares of CTG common stock during the third quarter. On a year-to-date basis, we’ve repurchased 386,000 shares of stock at a cost of approximately $6.4 million. Our current repurchase authorization is for approximately 750,000 shares.

Brendan.

BRENDAN HARRINGTON

Thanks John.

Exhibit 99.1

As to our expectations for the fourth quarter of 2014, we are forecasting total revenue to be in the range of $100 to $102 million. We are forecasting earnings per share in the fourth quarter of 2014 to be in the range of 20 to 22 cents per diluted share. While we are expecting an increase in staffing revenue in the fourth quarter, we lowered our EPS forecast for the fourth quarter by one cent to reflect lower than anticipated revenue from our healthcare vertical.

For the 2014 full year, we currently expect a revenue range of $395 to $397 million or a 5% decrease at the mid-point of our guidance when compared to 2013. Based upon our revenue forecast and the anticipated mix of business, we expect our 2014 net income per diluted share to be in the range of $.76 to $.78 or a 16% decrease from 2013 at the mid-point of our guidance. These ranges exclude approximately $1.2 million dollars, net of tax, or $0.07 net income per diluted share, for the costs associated with the death of Jim Boldt under his employment agreement.

Consistent with what we said on our last conference call, for our staffing business and our traditional IT solutions business, we set the guidance in the same way as we have in the past by estimating engagements that we are currently working on, as well as engagements that we anticipate will be signed later in the year.

We group three of our newer solutions offerings together as our data analytics products suite because of the similarity in technology. The three data analytics offerings are our big data offering and our two SaaS offerings, which are the clinical decision support system for chronic kidney disease and our fraud, waste and abuse offering.

For these data analytics offerings, we have only included two engagements in our guidance for the year where we have signed contracts. These engagements include the big data project that we started up in the second quarter and the revenue that we received in the first quarter for a completed fraud, waste and abuse project. While we are currently still trying to close additional data analytics business this year, any new data analytics projects we close would not have a meaningful impact on our 2014 financial results.

Exhibit 99.1

Our overall forecast for 2014 for data analytics revenue remains at $6,000,000 and the forecast for the earnings per share contributions from these projects remains at eighteen cents per share.

Looking at our revenue guidance for the year, we currently estimate that our healthcare revenue will decline by approximately 14% in 2014.

For our non-healthcare solutions business, we are projecting an increase of approximately 2% in 2014.

We are now forecasting a 3% decrease in our staffing business for the year, primarily driven by one customer.

With that, I’d like to open the call to questions. Operator, if you would please manage our question and answer period.

CTG is firmly established in healthcare, which now represents almost 20% of the U.S. GDP and is one of the fastest growing major industries. While in the short term, our hospital clients have to deal with the reimbursement reductions imposed on them by the U.S. federal government, the demographics of the US and Europe still point to an aging population that will need more, not less, healthcare and therefore the need for more, not less, information technology support. Based on our offerings and experience in healthcare, and the other areas of our business, we feel that CTG is well positioned for the long-term.

I would like to thank you for your continued support and for joining us this morning. Have a good day.